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                                                                   EXHIBIT 23.02



                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



The Board of Directors
Talarian Corporation:

We consent to the incorporation herein by reference of our report dated December 27, 2000, except as to Note 10, which is as of December 22, 2000, relating to the consolidated balance sheets of Talarian Corporation and subsidiary (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2000, and the related financial statement schedule, which report appears in the September 30, 2000 Annual Report on Form 10-K405 of the Company dated December 27, 2000.


                                                  KPMG LLP

Mountain View, California
June 22, 2001